Exhibit 99.1

Beeline Board of Directors Approves Waiver of insider Trading Policy

Any insiders Who Purchase Stock must Hold For at Least 6 Months

Providence, RI. March 18, 2025 – Beeline Holdings, Inc. (Nasdaq: BLNE) today announced that its Board of Directors has approved a limited waiver of the company’s insider trading policy, permitting board members and officers to purchase company stock. This decision comes in response to requests from at least two directors who believe the stock is currently undervalued.

Under the terms of the waiver, insiders are authorized to buy shares of Beeline Holdings common stock and are required to hold these shares for a minimum of six months. The waiver exclusively applies to purchase transactions and will remain in effect until the market closes on March 31, 2025.

The Board remains committed to enhancing shareholder value and will continue to evaluate opportunities that align with the company’s mission and strategic objectives.

About Beeline

Beeline is a forward-thinking mortgage origination and technology company transforming home loans into a short, transparent and easy path for millions of Americans. Using AI and proprietary tech, Beeline offers near-instant pre-approvals in as little as seven minutes—allowing borrowers to see loan options and lock their rate in one session.